EXHIBIT 21

                          Subsidiaries of the Registrant
                              As of December 31, 1994

                                                                Percentage of
                                                                 Outstanding
                                             Place of            Stock Held
     Name of Subsidiary                      Incorporation      By Registrant

     Ess Zee Corporation                     New Jersey             100%

     GGRI, Inc.                              Delaware               100%

     New Pier Operating Company, Inc.        New Jersey             100%

     Paradise Island Airlines, Inc.          Florida                l00%

     Resorts International
      Hotel Financing, Inc.                  Delaware               100%

     Resorts International Hotel, Inc.       New Jersey              (1)



     (1)  100% owned by GGRI, Inc.


          The registrant's subsidiaries generally do business in their respective corporate names or distinctive short forms thereof which are readily identifiable. Resorts International Hotel, Inc. uses the name Merv Griffin's Resorts Casino Hotel extensively.

          The names of certain subsidiaries, which considered in the aggregate did not constitute a "significant subsidiary" as of December 31, l994 as defined in Rule l-02(w) of Regulation S-X, have been omitted.



















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